[IBP GREEN LOGO
TO BE INSERTED
HERE]


                                                             March 24, 1997



Dear Stockholder:

     The Annual Meeting of Stockholders will be held on April 30, 1997, at the IBP headquarters in Dakota City, Nebraska. Typically, the annual meeting is very short and is limited to those activities that are formally required. Based on the limited nature of the annual meeting, and the fact that a large majority of the Company's shares are held by institutional investors, very few stockholders attend the meeting. The Company encourages stockholders to read the proxy statement and annual report and to vote shares by the enclosed proxy card.

     Because of the location of the meeting and the agenda being limited to only those matters that are legally required, the Company does not feel the annual meeting is the best or most efficient way to get information to stockholders. To obtain current information regarding IBP, the Company encourages investors to call the Investor Relations Department and receive a recorded message of IBP's recent press releases. If access to a facsimile machine with a polling feature is available, copies of IBP's most recent earnings release, Annual Report, 10-K, 10-Q, Proxy Statement or IBP Fact Sheet may be received by facsimile transmission. The number to call is (800) 416-1027, then choose the appropriate option.





                                   Sincerely,

                                   /s/ Robert L. Peterson
                                   ----------------------
                                   Robert L. Peterson
                                   Chairman of the Board
                                   and Chief Executive Officer



                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
                      (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only [as permitted by Rule
       14a-6(e)(2)]
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                   ( IBP, inc. )

Payment of Filing fee (check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3)

[   ]  Fee computed on table below per Exchange Act rules 14a-6(i)(4) and
       0-11
       1)  Title of each class of securities to which transaction applies:
           _______________________________________
       2)  Aggregate number of securities to which transaction applies:
           _______________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):
           _______________________________________
       4)  Proposed maximum aggregate value of transaction:
           _______________________________________
       5)  Total fee paid: _______________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid: __________________
       2)  Form, Schedule or Registration No.: ____________________________
       3)  Filing Party: __________________________________________________
       4)  Date Filed: __________________________





                                 IBP, inc.
                                IBP Avenue
                            Post Office Box 515
                          Dakota City,  NE  68731
                          =======================

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held April 30, 1997

To the Stockholders:

     The Annual Meeting of Stockholders of IBP, inc. will be held in the training room of the corporate headquarters located on IBP Avenue in Dakota City, Nebraska, on Wednesday, April 30, 1997, at 3:00 p.m. Central Daylight Time for the following purposes:

      1. To elect nine directors to serve for one year terms expiring at the annual meeting in 1998 and until their successors are elected and qualified;

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 7, 1997, will be entitled to notice of and to vote at the meeting.

     In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying proxy statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.





/s/ Robert L. Peterson
----------------------
Robert L. Peterson
Chairman of the Board

Dakota City, Nebraska
March 24, 1997



                            IBP, inc.
                           IBP Avenue
                       Post Office Box 515
                     Dakota City,  NE  68731

                     =======================
                         PROXY STATEMENT
                     =======================

                            GENERAL INFORMATION

  The enclosed proxy card, IBP's Annual Report to Stockholders and this proxy statement have been mailed to stockholders on or about March 24, 1997, in connection with the solicitation of proxies by the Board of Directors of IBP, inc. ("IBP") for use at the Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held in the training room of the corporate headquarters located on IBP Avenue in Dakota City, Nebraska, on April 30, 1997, at 3:00 p.m. Central Daylight Time. Stockholders of record at the close of business on March 7, 1997, are entitled to notice of and to vote at the meeting and at any adjournment thereof. As of the close of business on March 7, 1997, IBP had outstanding 93,078,835 shares of Common Stock, each of which is entitled to one vote.

  Unless instructed otherwise, the persons named as proxies intend to vote shares of Common Stock represented by duly executed proxies FOR the election of the nominees for director selected by the Board of Directors. If any other business is properly brought before the annual meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. Any proxy may be revoked by the stockholder at any time prior to the voting of the proxy at the meeting by a written revocation received by the Secretary of IBP, by properly executing and delivering a later-dated proxy or by attending the meeting and requesting the return of the proxy and voting in person.

  A majority of the outstanding shares of Common Stock must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock as of March 7, 1997, will have one vote for each share so held.

  Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The nine candidates receiving the highest number of votes will be elected as directors. Under Delaware law and IBP's Bylaws, abstentions and broker non-votes are not counted and have no effect on the tally as to which of the nine candidates have received the highest number of votes and are elected as directors, except that the withholding or abstention of a vote denies the candidate that vote. Under certain conditions, if you do not exercise the voting rights of stock in which you hold the beneficial interest, those shares might be voted by the record owner.


Solicitation of Proxies
  The expense of this solicitation will be paid by IBP. To the extent necessary to assure sufficient representation at the meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company for which they will receive no additional compensation. IBP will retain the services of Corporate Investor Communications at a cost of approximately $6,000 plus certain mailing costs, to deliver proxy material and to aid in the solicitation of proxies to ensure that a quorum is represented at the annual meeting. IBP will pay persons holding stock in their names or the names of their nominees, but not owning such stock beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals.


Stockholder Proposals for 1998 Annual Meeting
  In the event that any stockholder desires to submit a proposal for action at the 1998 Annual Meeting of Stockholders, such proposal must be received at IBP's principal offices at IBP Avenue, Post Office Box 515, Dakota City, Nebraska 68731, marked to the attention of the Secretary of IBP, no later than November 25, 1997. It is suggested that any stockholder desiring to submit a proposal do so by Certified Mail, Return Receipt Requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of
Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 1998 Annual Meeting of Stockholders.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 7, 1997, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

                 Name and Address of     Amount and Nature of    Percent of
Title of Class   Beneficial Owner      Beneficial Ownership(#)   Class (%)

Common Stock     Neuberger & Berman, LLC     9,458,377 (1)        9.99 (2)
                 605 Third Avenue
                 New York, NY 10158


__________________
(1) Neuberger & Berman, LLC has sole investment power over 0 shares, and sole voting power over 1,866,210 shares, according to its Schedule 13G dated February 10, 1997, and filed with the Securities and Exchange Commission ("SEC").
(2) Calculation based on percentage of outstanding shares as of September 28, 1996.


                            ELECTION OF DIRECTORS

  It is intended that proxies received will be voted FOR the election of nine nominees as directors unless authority to so vote is withheld. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may, but need not, be voted for a substitute nominee selected by the Board of Directors.

  The Bylaws of IBP provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form, containing the information required by the Bylaws, to the Secretary of IBP. To be timely, such notice must be delivered to or mailed to and received at the principal executive offices of IBP not less than 30 nor more than 60 days prior to the meeting. However, if less than 40 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

  The following biographical information is furnished as of February 14, 1997, with respect to each of the nine nominees for election as director at the annual meeting.

RICHARD L. BOND, 49                                  Director since 1995

  Mr. Bond has served as the President, Fresh Meats of IBP since March 1, 1995. Prior to that he was the Executive Vice President, Beef Division since 1994 and the Group Vice President, Beef Sales and Marketing since 1989.

JOHN S. CHALSTY, 63                                  Director since 1987

  Mr. Chalsty was elected President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") on September 4, 1986, after having served as Chairman of DLJ's Capital Markets Group for more than two years. He joined the firm in 1969 as an oil analyst. He was named director of research and elected to DLJ's Board of Directors in 1972 and was appointed head of the investment banking division in 1979. When the firm was reorganized in January, 1984, Mr. Chalsty was named Chairman of the Capital Markets Group. Currently, Mr. Chalsty is also a member of the Board of Directors of Anchor Glass Container. Mr. Chalsty is a member, past President and Director of the New York Society of Security Analysts, a member and past Director of the Financial Analysts Federation and a member of the Executive Council on Foreign Diplomacy, Board of Overseers. In addition, Mr. Chalsty is a Director, Vice President and Chairman of the Finance Committee of the Teagle Foundation, Inc., a Director of the Lincoln Center Theater, a Director of the Foundation for the Joffrey Ballet, Inc. and a member of the Board of Trustees of The
Saint Barnabas Medical Center.

DR. WENDY L. GRAMM, 52                              Director since 1993

   Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget (OMB) and was the Executive Director of the Presidential Task Force on Regulatory Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm currently is a Professor of Economics and Administration at the University of Texas in Arlington and is a self-employed consultant. She serves on the Board of Visitors, College of Business Administration at the University of Iowa, the International Capital Markets Advisory Committee to the New York Stock Exchange Board of Directors, the National Advisory Boards of the Independent Women's Forum and the International Republican Institute. She has also been named to the Boards of Directors of Enron Corporation, State Farm Insurance Companies, the Chicago Mercantile Exchange and Kinetic Concepts, Inc.

DAVID C. LAYHEE, 52                                 Director since 1995

   Mr. Layhee has served as the President, Consumer Products of IBP since March 1, 1995. Prior to that he was the Group Vice President, Design Products since 1989.

EUGENE D. LEMAN, 54                                 Director since 1989

  Mr. Leman has served as the President, Allied Group of IBP since March 1, 1995. Prior to that he was the Executive Vice President, Pork Division since 1986.

DR. MARTIN A. MASSENGALE, 63                        Director since 1996

  Dr. Massengale has been the Director, Center for Grassland Studies, Foundation Distinguished Professor and President Emeritus at the University of Nebraska since 1994. From 1958 to 1976 Dr. Massengale was a professor at the University of Arizona and the Associate Dean, College of Agriculture, University of Arizona. From 1976 to the present he has been with the University of Nebraska where he has served as a vice chancellor, chancellor interim president and president of the University, a position he held from 1991 to 1994. Dr. Massengale has been named to the Board of Woodmen Accident & Life Insurance Company and the Board of Managers of America First L.L.C.

ROBERT L. PETERSON, 64                              Director since 1976

  Mr. Peterson has served as Chairman of the Board and Chief Executive
Officer of IBP since August 12, 1981. Mr. Peterson joined IBP in 1961. He left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer. Mr. Peterson is a Director of MidAmerican Energy Company and the Omaha Branch of the Federal Reserve Bank of Kansas City.

JOANN R. SMITH, 57                                  Director since 1993

  Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture (USDA) from 1989 to 1993 and has served in numerous capacities in the livestock industry. She is a former President of the National Cattlemen's Association and has chaired the Cattlemen's Beef Promotion and Research Board. She is on the Board of Directors for Purina Mills, Inc. Ms. Smith acts as Secretary and Treasurer for Smith Brothers, a farming and ranching operation, is the Secretary and Treasurer for Smith Construction and is President of Smith Associates, an agricultural marketing business.

DALE C. TINSTMAN, 77                                Director since 1962

  Mr. Tinstman, a business consultant, is a Director of Smith Hayes Trust, Inc. He served as a financial consultant for IBP before being elected President and Chief Operating Officer in 1976, a position he held until 1977. From 1977 to January 1981, he served as Vice Chairman of the Board of IBP and in January 1981 became Co-Chairman of the Board, a position he held until 1982.


Information Regarding the Board of Directors and its Committees

  The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Plans Administration Committee.

  The Board of Directors met four times during the 1996 fiscal year. All directors attended at least 75 percent of the Board of Directors and committee meetings for which they were eligible.

  The Executive Committee, during the intervals between meetings of the Board of Directors, exercises all powers of the Board of Directors, except as otherwise provided by law and the IBP ByLaws. The members of the Executive Committee currently are Messrs. Peterson (Chairman), Bond, Layhee and Leman. The Executive Committee did not meet during 1996. However, it did act by written consent of all members seven times in 1996.

  The Audit Committee selects the firm of independent public accountants to audit the financial statements of IBP and its consolidated subsidiaries, subject to approval of the Board of Directors; discusses with the independent public accountants the scope and results of their audit; discusses with the independent public accountants, and with the management of IBP, IBP's financial, accounting and reporting principles, policies and practices; discusses with the independent public accountants, and with the Controller of IBP and his staff, the adequacy of the corporation's accounting, financial and operating controls; and reports to the Board of Directors. The members of the Audit Committee currently are Mr. Chalsty, Dr. Gramm, Dr. Massengale and Ms. Smith. The Audit Committee held four meetings during 1996.

  The Compensation Committee reviews and approves compensation arrangements, including annual incentive awards, for officers of IBP. The members of the Compensation Committee currently are Mr. Chalsty (Chairman), Dr. Gramm, Dr. Massengale and Ms. Smith. The Compensation Committee held one meeting during 1996.

  The Nominating Committee makes recommendations as to candidates for election to the Board of Directors and their qualifications to fill board vacancies in connection with proposed slates of nominees for directors for whose election proxies will be solicited by the Board of Directors. The Nominating Committee will consider properly submitted recommendations of stockholders if the recommendation is submitted pursuant to the procedures previously outlined. The members of the Nominating Committee currently are Dr. Gramm (Chairperson), Mr. Chalsty, Dr. Massengale, Ms. Smith and Mr. Tinstman. The Nominating Committee held one meeting during 1996.

  The Plans Administration Committee administers the restricted stock and employee stock option plans of IBP. The members of the Plans Administration Committee currently are Ms. Smith (Chairperson), Mr. Chalsty, Dr. Gramm and Dr. Massengale, none of whom are eligible for selection as participants in these plans. The Plans Administration Committee did not meet during 1996.

Information Regarding Directors' Compensation

  Officers of IBP who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Non-management directors receive a retainer fee of $25,000 per annum, $2,500 per annum for each committee they chair and $1,000 for each board or committee meeting that they attend. Non-management directors also receive stock options pursuant to the IBP Directors Stock Option Plan.

  In January 1993, IBP entered into a consulting agreement with Mr. Tinstman. Mr. Tinstman agreed to continue to act as an independent general consultant to IBP, which includes chairing the IBP Retirement Savings Plan Administration Committee which administrates an Internal Revenue Code Section 401(k) plan with in excess of $120 million of invested funds. Pursuant to such agreement, Mr. Tinstman receives $3,000 per month as long as the agreement is in effect. In addition, Mr. Tinstman is entitled to hospitalization coverage and, subject to IBP's best efforts, disability insurance. Mr. Tinstman also receives the annual fees and meeting fees paid to non-management directors of IBP and stock options pursuant to the IBP Directors Stock Option Plan.

                    SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of February 28, 1997, beneficial ownership of IBP Common Stock, the sole class of IBP stock, for each director of IBP, for each person nominated as a director of IBP, for each executive officer named in the Summary Compensation Table and for all directors and executive officers (including those executive officers not named in the Summary Compensation Table) of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.



Name of Beneficial Owner-     Amount and Nature of           Percent of
 Position with IBP          Beneficial Ownership(#)(1)       Class(%)(3)
-------------------------   --------------------------       -----------

Richard L. Bond - Director
 and Executive Officer               34,224                       *

John S. Chalsty - Director            7,600                       *

Wendy L. Gramm - Director             1,800                       *

David C. Layhee - Director
 and Executive Officer               74,136                       *

Eugene D. Leman - Director
 and Executive Officer               73,017                       *

Martin A. Massengale - Director         150                       *

Robert L. Peterson - Director
 and Executive Officer              428,200                       *

Jerry S. Scott - Executive Officer   59,306                       *

JoAnn R. Smith - Director             4,200                       *

Dale C. Tinstman - Director          13,600 (2)                   *

All Directors and Executive
 Officers As A Group (17 Persons)   871,194                       *

__________________
(1) Includes the following shares which are subject to stock options granted pursuant to the IBP 1987 Stock Plan, the IBP 1993 Stock Option Plan and the IBP Directors Stock Option Plan, and which are exercisable as of February 28, 1997, or within 60 days thereafter: Mr. Bond 34,224; Mr. Chalsty 2,600; Dr. Gramm 1,800; Mr. Layhee 43,246; Mr. Leman 52,800; Mr. Peterson 308,000; Mr. Scott 45,768; Ms. Smith 1,400; Mr. Tinstman 2,600; and all other Executive Officers 117,470.

(2) Includes 2,000 shares owned by Mr. Tinstman's wife, as to which Mr. Tinstman disclaims any beneficial ownership.

(3) As a group, and individually, the executive officers, directors and nominees for director beneficially own less than 1% of IBP's Common Stock.

                       JOINT REPORT OF THE COMPENSATION
                     AND PLANS ADMINISTRATION COMMITTEES

Compensation and Plans Administration Committees

   The Compensation Committee of the Board of Directors is comprised entirely of disinterested and outside directors. The Committee is responsible for establishing the levels of compensation (except stock option grants and long-term stock awards) for the executive officers of the company. The Committee annually evaluates IBP's performance and compensation paid to its executive officers.

   The Plans Administration Committee reviews and approves the grant of stock options and awards of restricted stock pursuant to IBP's stock options and long-term stock plans for the Company's officers and employees. This committee is comprised entirely of disinterested and outside directors.

Committees' Report on Executive Compensation

Base Salary

   The annual compensation of executive officers of IBP includes a base salary, coupled with a cash bonus which is calculated in accordance with an established formula based on the operating income of IBP. The Compensation Committee from time to time uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges and to set target base salary levels for officers. The amount of the employee's base salary is a function of the employee's officer position, or grade level, and individual performance. The employee's individual performance is measured against expectations related to budgetary performance or operating income results and operating performance standards.

Bonus Payments

   The annual compensation of employees participating in IBP's management bonus program, including executive officers, is dependent on overall corporate performance. The dollar amount of the bonus pool from which bonuses are paid is established as a percent of operating income as adjusted for non-operating expenses such as pushdown accounting. Target bonuses are based on the percent of increase or decrease in such operating income from the prior year.

Stock Option Grants and Restricted Stock Awards

   IBP has stock option plans for all of its management employees and a long-term stock plan for its officers, including executive officers. The purpose of the plan is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in IBP, to join or continue in the service of IBP and to increase their efforts on its behalf.

   Levels for both stock option grants and restricted stock awards are established by the Plans Administration Committee on the basis of an employee's officer position or grade level. Stock options are typically granted for terms of ten years and normally become exercisable in increments beginning after the second and continuing through the fifth year of the stock option term. The restricted stock awards are made subject to continued employment, generally for five years.

Corporate Performance

   In evaluating corporate performance to establish compensation for fiscal year 1996, the Compensation Committee considered the fact that operating income for 1995 for bonus purposes was up 38% from 1994 and net earnings per share were up to $2.67 in 1995 from $1.90 in 1994. The Compensation Committee established a standard salary increase budget of 2.5%, and an additional discretionary 0.5%, for a total salary increase budget of 3% for fiscal year 1996 for officers. The budget percentage was based on the standard percentage increase for all management employees of the Company. Individual salary increases were determined for all management employees of the Company. Individual salary increases were determined for all management employees, including executive officers, based on each individual's contributions to operating unit and corporate performance.

Compensation of Chief Executive Officer

   The Chairman and Chief Executive Officer's salary and performance-based bonus for 1996 were established by the Compensation Committee in December 1994. Mr. Peterson's base salary remained at $1,000,000. His performance-based bonus for 1996 was established at 1.393% (pursuant to the five year formula approved by stockholders at the 1995 Annual Meeting) of the first $100,000,000 of operating income, after adjustments and consistent with the bonus calculations for management generally, and 1% of any operating income that exceeded $100,000,000. These actions were based on the 1993 changes to Section 162(m) of the Internal Revenue Code which require that any compensation over $1,000,000 be performance-based (or meet other expectations provided by the Section) to be deductible by the Company. The salary and performance-based bonus were determined pursuant to the changes to Section 162(m) and in order to retain Mr. Peterson as Chairman and Chief Executive Officer. The bonus method was designed to incentivize Mr. Peterson with a performance-based bonus that was competitive with the industry and also allows the Company to take a deduction for federal income tax purposes.

  John S. Chalsty    Wendy L. Gramm   Martin A. Massengale   JoAnn R. Smith

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                            COMPENSATION DECISIONS

   The members of the Compensation Committee are Mr. Chalsty (Chairman), Dr. Gramm, Dr. Massengale and Ms. Smith.

                        SUMMARY COMPENSATION TABLE (1)

                                               LONG-TERM
                                              COMPENSATION
                      ANNUAL COMPENSATION        AWARDS
                    ---------------------- --------------------
                                           Restrctd. Securities
                                             Stock   Underlying  All Other
Name and Principal  Year   Salary    Bonus   Awards   Options    Compenstn.
   Position                 ($)       ($)    ($)(2)     (#)        ($)(3)
------------------  ---- --------- --------- ------- ----------  ----------
Robert L. Peterson  1996 1,000,000 3,719,696            30,000     123,732
Chairman and        1995 1,000,000 5,278,263            60,000     176,466
 Chief Executive
 Officer            1994 1,000,000 3,872,990            60,000     171,340

Richard L. Bond     1996   312,500   300,000            12,000      22,489
 President,         1995   279,167   500,000   100,000  44,000      32,115
 Fresh Meats        1994   138,902   300,000   298,850  13,280      13,952

Eugene D. Leman     1996   229,167   225,900             9,000      16,492
 President,         1995   216,667   376,500    50,000  28,000      24,946
 Allied Group       1994   190,372   362,267            12,000      19,140

David C. Layhee     1996   205,000   156,875             9,671      14,753
 President,         1995   195,833   313,750    50,000  30,684      22,544
 Consumer Products  1994   142,470   250,000   298,850  13,280      14,319

Jerry S. Scott      1996   150,000   165,625             6,960      10,795
 Exec. Vice Pres.,  1995   116,000   193,005   250,000  17,760      13,359
 Fresh Meats
 Operations         1994   100,621   134,565             8,160      10,099

_______________________________
(1) The personal benefits provided by IBP to the named executive officers do not exceed the threshold for disclosure established by the SEC and are not described in the table. No other types of compensation required to be reported in the table were paid or were payable to any of the named executive officers and, therefore, columns which the SEC regulations created to report "Other Annual Compensation" and "Long-Term Incentive Plan Payouts" have been deleted from the table. IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan and has therefore removed SARs from the columns of this table and reported only options.

(2) Restricted stock was granted to certain officers pursuant to the IBP Officer Long-Term Stock Plan. The shares vest five years from the date of grant contingent upon continued employment with IBP. Early vesting may occur pursuant to the Plan's provisions due to events such as death or total disability. The value of the shares on the date of grant is listed for the named executive officers in the Summary Compensation Table. Dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the Plan. These additional shares are then credited to an officer's award. The number of shares of restricted Common Stock in each named officer's account pursuant to the IBP Officer Long-Term Stock Plan on December 28, 1996, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $23.875 per share, were as follows: Mr. Peterson - 204,750 shares valued at $4,888,406; Mr. Bond - 50,347 shares valued at $1,202,035; Mr. Leman - 60,325 shares valued at $1,440,259; Mr. Layhee - 47,161 shares valued at $1,125,969; and Mr. Scott - 35,277 shares valued at $842,238.

(3) All Other Compensation includes 1994, 1995 and 1996 profit sharing contributions made by the Company into the named officer's account in the IBP Retirement Income Plan ("RIP"). The profit sharing amount attributable to each named officer for 1996 is as follows: Mr. Peterson - $100,191; Mr. Bond
- $22,375; Mr. Leman - $16,408; Mr. Layhee - $14,678; and Mr. Scott -
$10,740. All Other Compensation also reports life insurance premiums paid by the Company for the named officer. The amount of insurance premiums paid by the Company in 1996, and any cash surrender value the named officer is entitled to under a policy, is as follows: Mr. Peterson - $23,541 ($20,512 of this amount represents the cash surrender value of a policy and $3,029 represents the premiums paid); Mr. Bond - $114; Mr. Leman - $84; Mr. Layhee
- $75; and Mr. Scott - $55.

Employment Contracts

  Except for Mr. Peterson, IBP has employment agreements with all of its executive officers, including Messrs. Bond, Leman, Layhee and Scott. Each agreement is for a term of five years, Messrs. Bond's, Leman's and Layhee's commenced March 1, 1995 and Mr. Scott's commenced December 22, 1995. Each provides for a one year non-compete obligation from the employee following the termination of employment with IBP. The agreements provide for, among other things, a minimum base salary and participation in IBP employee benefit plans including specifically stock options and the IBP Officer Long-Term Stock Plan as an incentive to an employee's long-term commitment to IBP. For the four executive officers named in the Summary Compensation Table who currently have employment contracts, the minimum base salaries are: Mr. Bond
- $300,000; Mr. Leman - $220,000; Mr. Layhee - $200,000; and Mr. Scott -
$150,000. While the agreements terminate by their terms after five years, either party to an agreement has the right to terminate it, subject to the non-compete obligation, upon one year's notice.

  IBP does not have termination or change of control plans or contracts with any of its employees, except as provided for in the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan, the IBP Officer Long-Term Stock Plan and the 1996 Officer Long-Term Stock Plan.

                              OPTION GRANTS TABLE

                           Option Grants in 1996 (1)
                                                       Potential Realizable
                                                         Value at Assumed
                                                      Annual Rates of Stock
                                                      Price Appreciation for
Individual Grant                                      Option Term (10 years)
----------------------------------------------------- ----------------------
                          Percent
              Number of   of Total
              Securities  Options
              Underlying  Granted to Exercise
              Options     Employees   or Base   Expi-
              Granted     in Fiscal    Price   ration
Name          (#)(2)      Year (%)   ($/share)  Date      5%($)      10%($)
------------- ----------  ---------- --------- ------   ---------  ---------
Robert L.
 Peterson       30,000       4.44      23.75   10/01/06  448,087   1,135,542

Richard L.
 Bond           12,000       1.78      23.75   10/01/06  179,235     454,217

Eugene D.
 Leman           9,000       1.33      23.75   10/01/06  134,426     340,662

David C.
 Layhee          9,000       1.33      23.75   10/01/06  134,426     340,662
                   671        .10      25.75   02/26/06   10,866      27,537

Jerry S.
 Scott           6,900       1.03      23.75   10/01/06  103,956     263,446

______________________
(1) All options were granted pursuant to the IBP 1993 Stock Option Plan. IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options.

(2) The options are granted for terms of ten years and become exercisable in increments beginning after the second and continuing through the fifth year of the option term. All options are priced at the fair market value of the IBP Common Stock on the date of the grant. The options are eligible for "incentive stock option" treatment under the applicable Internal Revenue Code provisions.


         AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

                     Aggregated Option Exercises in 1996
                     and 1996 Year-End Option Values (1)

                                  Number of
                                  Securities
                                  Underlying
                                  Unexercised          Value of Unexercised
               Shares             Options at           In-The-Money Options
               Acquired           1996 Year-End (#)    at 1996 Year-End ($)
               on       Value    -------------------- ----------------------
               Exercise Realized Exercisable Unexerci- Exercisable Unexerci-
Name           (#)      ($)                    sable                 sable
-------------  -------- -------- ----------- --------- ----------- ---------
Robert L.
 Peterson            0        0     296,000   174,000   4,625,250   887,250

Richard L.
 Bond                0        0      24,208    72,712     304,025   334,806

Eugene D.
 Leman               0        0      46,400    54,600     667,250   271,000

David C.
 Layhee          2,016   33,004(2)   35,888    57,067     547,707   265,045

Jerry S.
 Scott               0        0      44,136    36,564     685,764   127,615

______________________
(1) IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options granted.

(2) The shares acquired on exercise by Mr. Layhee were held by him. For the value realized, IBP has reported the product of the number of shares exercised times the difference between the closing price of IBP Common Stock on the date of exercise and the option exercise price.

                          PERFORMANCE GRAPH

  The following performance graph compares the registrant's stock performance over the past five years against the performance of both an equity market index and a peer group index that cover the same five year period.

                                  IBP, inc.
               Comparison of Five Year Cumulative Total Return
                 IBP, inc., S&P 500 Index and S&P 400 Index



                   1991      1992      1993      1994      1995      1996
                  ------    ------    ------    ------    ------    ------

IBP, inc.         100.00    138.89    182.49    219.12    367.64    349.03

S&P 500           100.00    111.45    120.95    122.35    168.33    211.22

S&P 400           100.00    112.63    127.59    125.61    164.47    193.81


(1) Assumes $100 invested on December 27, 1991 in IBP, inc. Common Stock, the S&P 500 Index, and the S&P 400 Index. Each of the three measures of cumulative total return assumes reinvestment of dividends.




Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on review of the copies of such forms furnished to the Company, or written representations that forms were not required, the Company believes that during the fiscal year ending December 28, 1996 there was compliance with all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners.


                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Audit Committee of the Board of Directors of IBP has dismissed Price Waterhouse LLP and engaged Coopers & Lybrand L.L.P. as independent public accountants to audit the consolidated financial statements of IBP and its consolidated subsidiaries effective August 3, 1995. The decision to dismiss IBP's previous principal independent accountants and to retain Coopers & Lybrand L.L.P. was made by the Audit Committee upon recommendation of management after a solicitation of proposals and an interview process with several major public accounting firms.

  During IBP's two most recent fiscal years there had been no disagreements with IBP's accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor had either of the principal accountants' reports on IBP's financial statements for either of the past two years contained any adverse opinion or disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years, IBP had not previously consulted Coopers & Lybrand L.L.P. on any matter concerning the application of accounting principles or the type of audit opinion that it might render on IBP's behalf, or concerning any matter at all relative to IBP's financial statements.

  The decision to engage Coopers & Lybrand L.L.P. simply reflects IBP's efforts to obtain the best accounting, tax and management information system advice available on a cost effective and appropriate basis to support IBP's future business activities. A member of Coopers & Lybrand L.L.P. is expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.


                          INCORPORATION BY REFERENCE

  The financial information, supplementary financial information and management's discussion and analysis are incorporated by reference into this proxy statement from the 1996 Annual Report to Stockholders, a copy of which has been delivered with this proxy statement.

                                OTHER MATTERS

  The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any such matters are present for action, it is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their discretion on such matters unless stockholders specify otherwise.

By Order of the Board of Directors


/s/ Lonnie O. Grigsby
---------------------
Lonnie O. Grigsby
Secretary


PROXY CARD
----------

  If no direction is given, this proxy will be voted FOR Item 1.


The Board of Directors Recommends a Vote FOR Item 1.
Item 1 - Election of directors duly nominated.


For          Withheld           Richard L. Bond, John S. Chalsty, Wendy L.
                                Gramm, David C. Layhee, Eugene D. Leman,
-------      ------             Martin A. Massengale, Robert L. Peterson,
                                JoAnn R. Smith and Dale C. Tinstman

To withhold authority to vote for any individual nominee, write that nominee's name on the line below)

__________________________________________________________



Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate when signing. If the signer is a corporation or partnership, please sign in full corporate or partnership name, by President, authorized officer or authorized partner. If shares are held jointly, each shareholder named should sign.

Date _____________________________________

Signature_________________________________

Signature_________________________________





____________________________________________________________________________
                             FOLD AND DETACH HERE

                                Annual Meeting

                                      of

                                   IBP, inc.

                            Wednesday, April 30, 1997



                                    Agenda
                                    ------

             * Election of Directors
             * Transaction of other business properly brought before the meeting or any adjournment thereof










                                                                 PROXY
----------------------------------------------------------------------------

SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders

                           IBP, inc.
                           Corporate Headquarters
                           Training Room
                           IBP Avenue
                           Dakota City, Nebraska  68731

                           WEDNESDAY, APRIL 30, 1997 - 3:00 P.M.


The undersigned stockholder hereby appoints Robert L. Peterson and Lonnie
O. Grigsby, or either of them, the proxies of the undersigned to vote, as indicated on the reverse side, all shares registered in the name of the undersigned on all matters which may come before the 1997 Annual Meeting of Stockholders of IBP,inc. or any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given such shares will be voted for Item 1, and in accordance with the discretion of the persons named as proxies on all other business.

____________________________________________________________________________
                            FOLD AND DETACH HERE




                                                Annual
                                                Meeting of Stockholders
                                                April 30, 1997





In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.